Exhibit 99.2

ROBLOX PRICES OFFERING OF SENIOR NOTES

10/27/2021

SAN MATEO, Calif. – (BUSINESS WIRE)-- Roblox Corporation (NYSE: RBLX) today announced the pricing of $1.0 billion aggregate principal amount of its 3.875% senior notes due 2030 (the “Notes”). The Notes are being offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The sale of the Notes is expected to close on October 29, 2021, subject to the satisfaction of customary closing conditions. Interest on each series of the Notes will be payable in cash semi-annually in arrears, beginning on May 1, 2022.

The Notes will mature on May 1, 2030, unless earlier repurchased or redeemed. Holders of the Notes may require Roblox to repurchase such Notes upon the occurrence of certain change of control events at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any.

At any time prior to November 1, 2024, Roblox may redeem up to 40% of the original aggregate principal amount of the Notes with the proceeds of certain equity offerings at a price equal to 103.875% of the principal amount thereof plus accrued and unpaid interest, if any. At any time prior to November 1, 2024, Roblox may also redeem the Notes at 100% of the principal amount of the Notes, plus a make-whole premium and accrued and unpaid interest, if any. On or after November 1, 2026, Roblox may redeem the Notes at 100% of the principal amount plus accrued and unpaid interest, if any.

Roblox intends to use the net proceeds from this offering for general corporate purposes, which may include production and development, capital expenditures, investments, working capital and potential acquisitions and strategic transactions.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy the Notes, nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

ROBLOX and the Roblox logo are among the registered and unregistered trademarks of Roblox Corporation in the United States and other countries. © 2021 Roblox Corporation. All rights reserved.

Anna Yen

Roblox Investor Relations

IR@ROBLOX.COM

Stefanie Notaney

Roblox Corporate Communications

PRESS@ROBLOX.COM

Source: Roblox Corporation